Exhibit 4.1
_____________________________________________________________
BOISE CASCADE COMPANY
4.875% Senior Notes due 2030
________________
INDENTURE
Dated as of July 27, 2020
U.S. Bank National Association,
as Trustee
_______________________________________________________________

i

Rule 144A/Regulation S Appendix
Exhibit 1 to Appendix        –    Form of Note
Exhibit A            –    Form of Notation of Guarantee

INDENTURE dated as of July 27, 2020, by and among Boise Cascade Company, a Delaware corporation (the “Issuer”), each of the Guarantors (as defined below) from time to time party hereto and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes issued under this Indenture:
Article 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    DEFINITIONS.
“Additional Assets” means:
(1)    any assets (other than working capital assets) used or useful in a Related Business;
(2)    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or
(3)      Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Sections 2.13 and 4.03 hereof, it being understood that any Notes issued in exchange for or replacement of any Initial Note issued on the Issue Date shall not be an Additional Note.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(1)    any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary); or

(2)     any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary, other than:
(A)    a disposition between or among the Issuer and any Restricted Subsidiary;
(B)    for purposes of Section 4.06 hereof only, (i) a disposition that constitutes a Permitted Investment or Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04 hereof, (ii) a disposition of all or substantially all the assets of the Issuer in accordance with Section 5.01 hereof, and (iii) any transaction constituting a Change of Control;
(C)     a disposition of assets or Capital Stock, as the case may be, with a fair market value of less than $15.0 million;
     (D)     a disposition of assets that are worn out, obsolete, uneconomic, surplus or damaged or no longer economically practical or commercially desirable to maintain or no longer used or useful in the business of the Issuer or any Restricted Subsidiary;
(E)     a disposition of cash or Cash Equivalents;
(F) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);
(G)     a transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;
(H)     the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business;
(I) the sale of the Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(J) the sale, transfer or other disposition of Hedging Obligations;
(K)     any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(L)      any transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;
(M) foreclosure on assets or transfers by reason of eminent domain;

(N)      disposition of an account receivable in connection with the collection or compromise thereof;
(O)     any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(P)      (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business;
(Q)     any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale/Leaseback Transactions and asset securitizations, permitted by this Indenture;
(R)     dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements; and
(S)     the unwinding of any Hedging Obligations pursuant to its terms.
“Board of Directors” means (i) with respect to a Person that is a corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board of directors, (ii) with respect to a Person that is a limited liability company, the managing member or members or any controlling committee of members of such Person or (iii) with respect to any other Person, any equivalent governing body.
“Business Day” means each day that is not a Legal Holiday.
“Calculation Adjustments” means the adjustments described in the proviso to the first paragraph (including subparagraphs (1) through (7)), and the second and third paragraphs of the definition of “Consolidated Coverage Ratio.”
“Capital Stock” of any Person means any and all shares, interests (including partnership interests and limited liability company units), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:
(1)     (a) United States dollars, Canadian dollars, pounds sterling, yen, Singapore dollars, Euros or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;
(2)     securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, or any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(3)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization”) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;
(4)     repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;
(5)     securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;
(6)      commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;
(7)     marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s, respectively (or, if at the time,

neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) and in each case maturing within 24 months after the date of creation or acquisition thereof;
(8)     readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any member of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(9)     readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(10)     Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer);
(11)     with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(12)     Indebtedness or Preferred Stock issued by Persons with a rating of “BBB−” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another “nationally recognized statistical rating organization” selected by the Issuer) with maturities of 24 months or less from the date of acquisition;
(13)     bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(14)     investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;
(15)     investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;
(16)     investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);
(17)     Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency; and
(18)     interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) above. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.
“Change of Control” means the occurrence of any of the following events:
(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) other than a Permitted Holder is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the

Exchange Act as in effect on the Issue Date, except that for purposes of this clause (1) such person or group shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether presently or after the passage of time), directly or indirectly, of Capital Stock representing at least 50% of the aggregate Voting Stock of the Issuer; or
(2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries on a Consolidated Basis, in each case, to any “person” (as defined in clause (1) above) other than a Restricted Subsidiary or a Permitted Holder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Agreement” means any forward contract, swap, option, hedge or other similar financial instrument or arrangement designed to protect against or otherwise manage fluctuations in commodity prices and not entered into for speculative purposes.
“Consolidated Basis” means the consolidated financial data of the Issuer and its Subsidiaries prepared in accordance with GAAP.
“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the Measurement Period to (b) Consolidated Interest Expense for such Measurement Period; provided, however, that:
(1)    if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;
(2)    if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;
(3) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to

EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(4) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;
(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period;
(6) if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period; and
(7) the EBITDA and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its Restricted Subsidiaries on a Consolidated Basis, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication:
(1) interest expense attributable to Finance Lease Obligations;
(2)    amortization of original issue discount and non-cash interest expense (but excluding amortization or write-off of deferred financing fees and expensing of any other financing fees);
(3)    capitalized interest;
(4)     commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
(5)    net payments or receipts (if any) pursuant to Interest Rate Agreements; and
(6)    dividends accrued in respect of all Disqualified Stock of the Issuer or any Subsidiary Guarantor and all Preferred Stock of any Restricted Subsidiary that is not a Guarantor, in each case held by Persons other than the Issuer or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Issuer).
“Consolidated Leverage Ratio” as of any date of determination means the ratio of (a) the Total Consolidated Indebtedness as of the date of determination to (b) the aggregate amount of EBITDA for the Measurement Period; provided, however, that the calculation of the Consolidated Leverage Ratio shall give effect to the Calculation Adjustments, as applicable.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(1)    the cumulative effect of a change in accounting principles during such period shall be excluded,
(2)    any after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses (including relating to any multi-year strategic initiatives) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, integration and facilities’ opening costs and costs related to the closure or consolidation of facilities shall be excluded,

(3)    any after-tax effect of gains or losses attributable to asset dispositions other than in the ordinary course of business and discontinued operations or disposal of discontinued operations, as determined in good faith by the Issuer, shall be excluded,
(4)    the net income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(5)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3) hereof, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than (i) any restriction with respect to the payment of dividends or similar distributions has been legally waived or otherwise released, (ii) restrictions pursuant to the Credit Agreement, the Notes or this Indenture and (iii) restrictions specified in clause (16) of Section 4.05; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) Consolidated Net Income of the Issuer shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or cash equivalents or that (as reasonably determined by an Officer of the Issuer) could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(6)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments and any net gain (loss) from any write-off or forgiveness of Indebtedness shall be excluded,
(7)    any non-cash impairment charge or asset write-off, including, without limitation, non-cash impairment charges or asset write-offs related to intangible assets, long-lived assets or investment in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(8)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary shall be excluded,
(9)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies shall be excluded,
(10)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded,
(11)    any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded, and
(12)    any fees, costs, charges and expenses incurred during such period or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Issue Date, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.
Notwithstanding the foregoing, for the purpose of Section 4.04(a) hereof only (other than Section 4.04(a)(3)(D) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent that such amounts increase the amount of Restricted Payments permitted under Section 4.04(a)(3)(D) hereof.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated May 15, 2015, by and among the Issuer, Boise Cascade Wood Products, L.L.C. and Boise Cascade Building Materials Distribution, L.L.C., as borrowers, and Boise Cascade Wood Products Holdings Corp., as guarantor, Wells Fargo Capital Finance, LLC, as administrative agent, and the banks named therein as lenders, together with the related documents thereto (including the revolving loans thereunder and any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time (including by adding Subsidiaries of the Issuer as additional borrowers or Guarantors thereunder), and any agreement (and related document) governing Indebtedness Incurred to Refinance (including one or more debt facilities, receivables financing facilities or commercial paper facilities or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of debt securities to institutional investors, or one or more Sale/Leaseback Transactions with counterparties thereto), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.
“Credit Facilities” means one or more credit agreements or debt facilities to which the Issuer and/or one or more of its Restricted Subsidiaries are party from time to time (including without limitation the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)    matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
(3)    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to 180 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:
(1)    the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Sections 4.06 and 4.09 hereof; and
(2)    any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The Issuer may designate in an Officer’s Certificate delivered to the Trustee at the time of issuance any Preferred Stock of the Issuer or any Restricted Subsidiary that would not otherwise be “Disqualified Stock” to be Disqualified Stock for all purposes of this Indenture.
“EBITDA” for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:
(1)    provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of the Issuer and its Restricted Subsidiaries on a Consolidated Basis paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income;
(2)    Consolidated Interest Expense;
(3)    depreciation, depletion and amortization expense of the Issuer and its Restricted Subsidiaries on a Consolidated Basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);
(4)    (A) all other non-cash charges of the Issuer and its Restricted Subsidiaries on a Consolidated Basis (in each case excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less (B) all non-cash items of income of the Issuer and its Restricted Subsidiaries on a Consolidated Basis (in each case other than accruals of revenue in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of reserves previously excluded from clause (A));

(5)    the amount of any business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income;
(6)    the amount of (i) net cost savings and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Issuer) and that are expected to be realized within 12 months of the date thereof in connection with future acquisitions and cost saving, restructuring and other similar initiatives (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Consolidated Coverage Ratio”), (ii) salary, benefit and other direct savings resulting from workforce reductions by the Issuer or its Restricted Subsidiaries implemented during or reasonably expected (in the good faith determination of the Issuer) to be implemented within the 12 months following such period and (iii) severance or relocation costs or expenses of the Issuer or its Restricted Subsidiaries during such period; and
(7)    any proceeds from business interruption, casualty or liability insurance received by the Issuer or its Restricted Subsidiaries during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income and to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), and any expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or merger involving the Issuer or any of its Subsidiaries;
in each case for such period; provided that the aggregate amount of such increases to EBITDA pursuant to clauses (5) and (6) above for any period shall not exceed 15% of EBITDA for such period (calculated without giving effect to any adjustment pursuant to clauses (5) and (6)).
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private primary offering of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity of the Issuer, the proceeds of which are contributed to the equity capital of the Issuer, other than (i) any public offering registered on Form S-8, (ii) issuances upon the exercise of options by the holders thereof and (iii) issuances to the Issuer or any Subsidiary of the Issuer.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Contributions” means the Net Cash Proceeds received by the Issuer after the Issue Date from (i) contributions (other than from the Issuer or any Subsidiary of the Issuer) to its common equity capital and (ii) the sale (other than to the Issuer or any Subsidiary of the Issuer or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate.
“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; provided that, for the avoidance of doubt all obligations of any Person that are or would be characterized as an operating lease under GAAP as of December 31, 2018 and any similar lease entered into by such Person following December 31, 2018 shall be accounted for as an operating lease for purposes of this Indenture regardless of any change in GAAP or interpretation thereof following December 31, 2018 that would otherwise require such obligation to be capitalized in accordance with GAAP.
“Foreign Subsidiary” means (i) any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in clause (i).
“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.02 hereof, which shall be prepared in accordance with GAAP as in effect on the date thereof, except as provided below. At any time after adoption of IFRS by the Issuer for its financial statements and reports for all financial reporting purposes, the Issuer may elect to apply IFRS for all purposes of this Indenture, in lieu of United States GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS and (3) from and after any such election, all ratios, computations and other determinations (A) based on GAAP contained in this Indenture shall be computed in conformity with IFRS and (B) in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any election to the Trustee and the Holders of Notes within 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition shall not be treated as an incurrence of Indebtedness.
“Guarantee” means a guarantee of all the obligations under this Indenture and the Notes.
“Guarantee Agreement” means a supplemental indenture pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture.
“Guarantor” means any Person that issues a Guarantee of the Notes, either on the Issue Date or after the Issue Date, in accordance with the terms of this Indenture; provided that,

upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03 hereof:
(1)    amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
(2)    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and
(3)    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness, shall not be deemed to be the Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
(2)    all Finance Lease Obligations of such Person;
(3)    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
(4)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
(5)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);
(6)    all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
(7)    all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and
(8)    to the extent not otherwise included in this definition, Hedging Obligations and Receivables Financings of such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.
“Initial Notes” means the $400,000,000 aggregate principal amount of Notes issued on the Issue Date.
“Initial Purchasers” means Wells Fargo Securities, LLC, BofA Securities, Inc., U.S. Bancorp Investments, Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, and Citizens Capital Markets, Inc.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall be deemed to be a new Investment at such time. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.04 hereof:
(1)    “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.
“Issue Date” means July 27, 2020.
“Issuer” means, except as set forth in Section 4.13 hereof, Boise Cascade Company until a successor replaces it and, thereafter, means the successor.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Make-Whole Amount” means in connection with any optional redemption of any Note prior to July 1, 2025, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (A) the aggregate present value as of the date of such redemption of the redemption price of such Note on July 1, 2025 (as set forth in the table in paragraph 5(a) of the Note) and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Note through July 1, 2025 if such redemption had not been made, determined by discounting, on a semiannual basis, such redemption price and interest at the Treasury Rate (determined on the Business Day preceding the date of such redemption) plus 0.50%, from the respective dates on which such redemption price and interest would have been payable if such redemption had not been made, over (B) the principal amount of the Note being redeemed.
“Measurement Period” means, with respect to any date of determination, the period of the most recent four consecutive fiscal quarters ended prior to such date of determination for which internal financial statements are available.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration or any Designated Non-cash Consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:
(1)    all accounting, investment banking, legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;
(2)    all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and
(5)    any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds in the escrow that is released to the Issuer or any Restricted Subsidiary.
“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements).
“Net Fair Market Value,” with respect to any non-cash property received by the Issuer in respect of the issuance or sale of its Capital Stock, means the fair market value of such property, determined as provided in Section 4.04(a) hereof, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Notes” means the 4.875% Senior Notes due 2030 issued pursuant to this Indenture, including the Initial Notes and any Additional Notes, treated as a single class.
“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.
“Offering Memorandum” means the final offering memorandum dated July 13, 2020 and used in connection with the offering of the Initial Notes.
“Officer” means the Chairman of the Board, the President, any Executive President, any Vice President, the Treasurer or the Secretary of the Issuer.
“Officer’s Certificate” means a certificate signed by one Officer.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Entity” means any Person of which the Issuer at any time is or becomes a Subsidiary after the Issue Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.
“Pari Passu Indebtedness” means Indebtedness of the Issuer that ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.
“Permitted Asset Swap” means any transfer of properties or assets by the Issuer or a Restricted Subsidiary in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that (i) the aggregate fair market value of the property or assets being transferred (as determined in good faith by the Board of Directors of the Issuer if such fair market value exceeds $10.0 million, or an Officer of the Issuer if the fair market value is less than or equal to $10.0 million) by the Issuer or a Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received (as determined in good faith by the Board of Directors of the Issuer if such fair market value exceeds $10.0 million, or an Officer of the Issuer if the fair market value is less than or equal to $10.0 million) by the Issuer or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value of all property or assets transferred by the Issuer and any Restricted Subsidiary in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 10.0% of Total Assets at the time of such transfer.
“Permitted Bank Product Obligations” means all Obligations of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, that may arise under, out of or in connection with any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements, to any person that is or was a lender (or an affiliate thereof) or the administrative agent (or an affiliate thereof) under a credit agreement at the time the agreements or arrangements in respect of such services were entered into.
“Permitted Holders” means, collectively, (1) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (2) members of management of the Issuer (or any Parent Entity), (3) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Issuer, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, persons referred to in clauses (1) to (2) above, collectively have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent Entity held by such group.
“Permitted Investment” means:

(1)    any Investment in the Issuer, a Restricted Subsidiary or a Person that shall, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(2)    an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;
(3)    cash and Cash Equivalents;
(4)    receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)    loans, Guarantees of loans, advances or other extensions of credit to officers, former officers, employees, former employees, directors, former directors or consultants of the Issuer or a Restricted Subsidiary for the purpose of permitting such Persons to purchase Capital Stock of the Issuer or any Parent Entity of the Issuer, not to exceed $20.0 million in the aggregate outstanding at any time;
(7)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;
(8)    any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 4.06 hereof or (B) a disposition of assets not constituting an Asset Disposition;
(9)    an Investment in any Person where such Investment was acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in settlement, compromise or resolution of litigation, arbitration or other disputes;
(10)    an Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;
(11)    Investments consisting of Hedging Obligations otherwise permitted under Section 4.03 hereof;
(12)    Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;
(13)    any Investment acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;
(14)    any Investment to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);
(15)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;
(16)    loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, Incurred in the ordinary course of business not to exceed $3.0 million in the aggregate at any time;
(17)    the Issuer or any Restricted Subsidiary’s Investment in Louisiana Timber Procurement Company, L.L.C (“LTP”) and their performance of their obligations under the limited liability company and other agreements governing such entity, and any payments or advances made pursuant to, or the Issuer’s or any Restricted Subsidiary’s performance of its obligations under, the terms of the Timber Procurement and Management Agreement among LTP, Boise Cascade Wood Products, L.L.C. and Packaging Corporation of America (as successor to Boise Packaging & Newsprint, L.L.C.) and any related agreements, as in effect on the Issue Date, and any modifications, replacement, renewals or extensions thereof on terms that are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole; and
(18)    any Investments in Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (18) and outstanding on the date such Investment is made, do not exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Assets thereafter.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (18) above, or is otherwise entitled to be incurred or made pursuant to Section 4.04 hereof, the Issuer shall be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under Section 4.04 hereof.
“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;
(3)    Liens for taxes, assessments or other governmental charges not yet due and payable or subject to penalties for non-payment for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
(4)    Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    Liens securing Purchase Money Indebtedness Incurred pursuant to Section 4.03(b)(14) hereof; provided, however, that any Lien arising in connection with any such

Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached;
(7)    Liens to secure Indebtedness equal to the greater of: (i) the amount of Indebtedness permitted under Section 4.03(b)(1) hereof and (ii) an amount measured on the date of incurrence equal to 3.50 times EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available, giving effect to the Calculation Adjustments; provided, further, that at the option of the Issuer, Indebtedness under any revolving commitments shall be deemed to have been incurred in the full amount of the commitments therefor on the date such commitments are outstanding and shall thereafter be deemed to be outstanding at all times thereafter in such amount until such commitments are terminated;
(8)    Liens existing on the Issue Date (other than under the Credit Agreement);
(9)    Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(10)    Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(11)    Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;
(12)    Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary;
(13)    Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;
(14)    Liens securing Hedging Obligations permitted under this Indenture;
(15)    Liens on property that is the subject of a Sale/Leaseback Transaction;
(16)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(17)    Liens imposed pursuant to licenses, sublicenses, leases and subleases (including, but not limited to, landlords’ Liens) that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(18)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;
(19)    Liens in favor of the Issuer or any Subsidiary Guarantor or Liens on assets of a Restricted Subsidiary of the Issuer that is not a Guarantor in favor solely of another Restricted Subsidiary of the Issuer that is not a Guarantor;
(20)    judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(21)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;
(22)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
(23)    Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness secured by Liens Incurred pursuant to this clause (23), does not exceed $50.0 million;
(24)    Liens incurred to secure cash management services in the ordinary course of business;
(25)    Liens securing the Notes (other than any Additional Notes) or any Guarantee;
(26)    Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and
(27)    Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien; provided, however, that:
(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and
(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness being Refinanced at the time that the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition of “Permitted Liens” and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note that is due or overdue or is to become due at the relevant time.
“Purchase Money Indebtedness” means Indebtedness (including Finance Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset (whether through the direct purchase of such asset or the purchase of the Capital Stock of any Person owning such asset), including additions and improvements, in each case in the ordinary course of business; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Subsidiary, or may grant a security interest in and/or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any Guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:
(1)    one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein; and
(2)    periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:
(A) the Board of Directors of the Issuer or any Restricted Subsidiary that is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Issuer or such Restricted Subsidiary as applicable, and the Receivables Entity; and
(B) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Issuer or any Restricted Subsidiary that is party to such Qualified Receivables Transaction).
The grant of a security interest in any accounts receivable of the Issuer or any of Restricted Subsidiary to secure Indebtedness Incurred pursuant to the Credit Agreement shall not be deemed a Qualified Receivables Transaction.
“Rating Agency” means S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available for reasons outside the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer (as certified by a resolution of the Board of Directors of the Issuer) that shall be substituted for S&P or Moody’s or both, as the case may be.
“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of engaging in, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced;
(2)    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and
(3)    if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary of the Issuer that is not a Guarantor or Issuer that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary. Refinancing Indebtedness in respect of the Credit Agreement or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of the Credit Agreement or other Indebtedness.
“Related Business” means any business in which the Issuer or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
“Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.
“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” with respect to any Person means:
(1)    the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) and (D) dividends or distributions of shares of Capital Stock of, or Indebtedness owed to the Issuer or any Restricted Subsidiary by, Unrestricted Subsidiaries);
(2)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);
(3)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Subsidiary Guarantor (other than (A) from the Issuer or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4)    the making of any Investment (other than a Permitted Investment) in any Person.
“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., or any successor to the rating agency business thereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Indebtedness” means with respect to any Person:
(1)    Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and
(2)    all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Guarantee of such Person; provided, however, that Senior Indebtedness shall not include:
(1)    any obligation of such Person to the Issuer or any of their Subsidiaries;
(2)    any liability for Federal, state, local or other taxes owed or owing by such Person;
(3)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(4)    any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(5)    that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of this Indenture (provided that the lenders under the Credit Agreement may rely on a written representation of the Issuer made at the time of an Incurrence of Indebtedness thereunder (or deemed made at such time pursuant to the Credit Agreement) that the Indebtedness so Incurred shall constitute “Senior Indebtedness” for purposes of this Indenture, and the Indebtedness so Incurred under the Credit Agreement shall not fail to qualify as “Senior Indebtedness” pursuant to this clause (5) as a result of such reliance).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by the Parent or any Subsidiary of the Parent (other than a Receivables Subsidiary) that are customary in connection with any Qualified Receivables Transaction.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Statistical Release” means the statistical release “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Trustee.
“Subordinated Obligation” means, with respect to a Person, and with respect to the Notes, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of such Person pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1)    such Person;
(2)    such Person and one or more Subsidiaries of such Person; or
(3)    one or more Subsidiaries of such Person.
“Subsidiary Guarantor” means each Subsidiary of the Issuer that Guarantees the Notes pursuant to the terms of this Indenture.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.
“Total Assets” as of any date of determination means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves, as shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries on a Consolidated Basis.
“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness (other than Indebtedness in respect of any Qualified Receivables Transaction and Hedging Obligations) of the Issuer and its Restricted Subsidiaries on a Consolidated Basis, in each case outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.
“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to July 1, 2025; provided, however, that if the period from the redemption date to July 1,

2025 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or (except in the case of a Receivables Subsidiary) holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04 hereof.
The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (i) the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a) hereof or (ii) the Consolidated Coverage Ratio would be greater immediately following such designation than immediately prior to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the issuer’s option.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more other Wholly Owned Subsidiaries.
SECTION 1.02.    OTHER DEFINITIONS

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Appendix”	2.01
“Asset Disposition Offer”	4.06(b)
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.09(b)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Event of Default”	6.01
“Excess Proceeds”	4.06
“Guaranteed Obligations”	10.01(a)
“Initial Lien”	4.10
“LCT Election”	1.04(b)
“LCT Test”	1.04(b)
“legal defeasance option”	8.01(b)
“Offer Amount”	4.06(c)(1)
“Offer Period”	4.06(c)(1)
“Paying Agent”	2.03
“Purchase Date”	4.06(c)
“Refinancing Disqualified Stock”	4.04(b)(9)(B)
“Registrar”	2.03
“Reversion Date” “Signature Law”	4.16 11.12
“Successor Company”	5.01(a)(1)
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Suspension Date”	4.16

SECTION 1.03.    NO INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT. This Indenture will not be qualified under the TIA or subject to the terms of the TIA.
SECTION 1.04.     RULES OF CONSTRUCTION
(a)     Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    “including” means including without limitation;

(5)     words in the singular include the plural and words in the plural include the singular;
(6)     unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(7)     secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;
(8)     the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
(9) the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and
(10)     all references to the date the Notes were originally issued shall refer to the Issue Date.
    (b) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions, in each case, in connection with such Limited Condition Transaction), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement for such Limited Condition Transaction is entered into and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions, in each case, in connection with such Limited Condition Transaction) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions, in each case, in connection with such Limited Condition Transaction) and (c) Consolidated Interest Expense for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.
    For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;
    (c)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Article 2
THE NOTES

SECTION 2.01. FORM AND DATING. Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in, and expressly made part of, this Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix, which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer), in addition to those set forth in Exhibit 1 to the Appendix. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
SECTION 2.02. EXECUTION AND AUTHENTICATION. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
On the Issue Date, the Trustee shall authenticate and deliver $400 million of Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in a written order of the Issuer signed by an Officer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.13 hereof after the Issue Date, shall certify that such issuance is in compliance with Section 4.03 hereof.
The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION 2.03. REGISTRAR AND PAYING AGENT. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.
The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07 hereof. The Issuer or any Wholly Owned Subsidiary of the Issuer incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.
The Issuer initially appoints the Trustee as Registrar and Paying Agent.
SECTION 2.04. PAYING AGENT TO HOLD MONEY IN TRUST. Prior to 11:00 a.m. New York City time, on each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
SECTION 2.05. NOTEHOLDER LISTS. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.
SECTION 2.06. TRANSFER AND EXCHANGE. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture, including the Appendix hereto, and Section 8-401(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.
SECTION 2.07. REPLACEMENT NOTES. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee and the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.
Every replacement Note is an additional Obligation of the Issuer.

SECTION 2.08. OUTSTANDING NOTES. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 2.09.    TEMPORARY NOTES. In the event that definitive Notes are to be issued under the terms of this Indenture, until such definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.
SECTION 2.10.    CANCELLATION. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.
SECTION 2.11.    DEFAULTED INTEREST. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) on the Notes in any lawful manner. The Issuer may pay the defaulted interest on the Notes to the Noteholders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
SECTION 2.12.    CUSIP NUMBERS, ISIN NUMBERS, ETC. The Issuer in issuing the Notes may use “CUSIP” numbers, “ISIN” numbers and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “ISIN” numbers and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any “CUSIP” numbers, “ISIN” numbers or “Common Code” numbers applicable to the Notes.
SECTION 2.13.    ISSUANCE OF ADDITIONAL NOTES. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.03 hereof, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price.
With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:
(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 hereof that the Issuer is relying on to issue such Additional Notes; and
(2)    the series, the issue price and the issue date of such Additional Notes.
SECTION 2.14.    SERIES OF NOTES. All of the Notes issued under this Indenture (including any Additional Notes) shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.
Article 3
REDEMPTION

SECTION 3.01.    NOTICES TO TRUSTEE. If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur.
The Issuer shall give each notice to the Trustee provided for in this Section at least 30 days but not more than 60 days before the redemption date unless the Trustee consents, in its sole discretion, to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Issuer to the effect that such redemption will comply with the conditions herein. Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.
SECTION 3.02.    SELECTION OF NOTES TO BE REDEEMED. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the Depositary, or if the Notes are not held through the Depositary or the Depositary prescribes no method of selection, pro rata to the extent practicable. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000. Notes and portions of them the Trustee selects shall be in principal amounts of $1,000 or a whole multiple of $1,000.

Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.
SECTION 3.03.    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall deliver, electronically or, at the Issuer’s option, by first-class mail, a notice of redemption to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that the Issuer may deliver electronically or, at the Issuer’s option, by first-class mail, in each case notices of redemption at least 30 but not more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 hereof.
The notice shall identify the Notes to be redeemed and shall state:
(1)    the redemption date;
(2)    the redemption price;
(3)    the name and address of the Paying Agent;
(4)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(5)    if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;
(6)    that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(7)    the paragraph of Section 5 of the Notes pursuant to which the Notes called for redemption are being redeemed;
(8)    the “CUSIP” number, “ISIN” or “Common Code” number, if any, printed on the Notes being redeemed;
(9)    that no representation is made as to the correctness or accuracy of the “CUSIP” number, “ISIN” or “Common Code” number, if any, listed in such notice or printed on the Notes; and
(10)    any conditions to redemption.
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section.

SECTION 3.04.    EFFECT OF NOTICE OF REDEMPTION. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Notice of redemption may, at the Issuer’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering (in the case of redemption pursuant to paragraph 5(b) of the Notes) or Change of Control (in the case of purchase pursuant to Section 4.09 hereof), as the case may be. If such redemption is subject to satisfaction of one or more conditions precedent, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), and such Notes shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
SECTION 3.05.    DEPOSIT OF REDEMPTION PRICE. Prior to 11:00 a.m. New York City time on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.
SECTION 3.06.    NOTES REDEEMED IN PART. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Article 4
COVENANTS

SECTION 4.01.    PAYMENT OF NOTES. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture.
The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.    REPORTS. Whether or not required by the rules or regulations of the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the SEC’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):
(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and
(2)    all current reports that would be required to be filed (as opposed to furnished) with the SEC on Form 8-K if the Issuer were required to file such reports; provided, that the foregoing shall not obligate the Issuer to (i) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Issuer determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole or (ii) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K. Notwithstanding the foregoing, the Issuer shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non GAAP” financial information contained therein, (ii) provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (iii) provide the type of information contemplated by Rule 3-10 of Regulation S-X with respect to separate financial statements for Guarantors or any financial statements for unconsolidated subsidiaries or 50% or less owned persons contemplated by Rule 3-09 of Regulation S-X or any schedules required by Regulation S X, or (iv) provide financial statements in interactive data format using the eXtensible Business Reporting Language, or in each case any successor provisions. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K.
Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer. To the extent the Issuer determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, furnish such reports to the Holders, upon their request.
Notwithstanding anything to the contrary set forth above, if the Issuer has furnished the Holders or filed with the SEC the reports described in the preceding paragraphs, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.02.
At any time that the Issuer’s Subsidiaries (other than any Subsidiary of the Issuer that is not then consolidated with the Issuer under GAAP) are Unrestricted Subsidiaries that individually or collectively constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
Delivery of the reports and documents described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).
In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).
SECTION 4.03.    LIMITATION ON INDEBTEDNESS.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00; provided further that Restricted Subsidiaries that are not Guarantors may not Incur Indebtedness pursuant to this Section 4.03(a) if, after giving pro forma effect to such Incurrence, the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred pursuant to this Section 4.03(a) would exceed $20.0 million.
(b)    Paragraph (a) shall not prohibit the Incurrence by any of the Issuer or its Restricted Subsidiaries of any or all of the following Indebtedness:
(1)    Indebtedness Incurred by the Issuer and the Restricted Subsidiaries pursuant to the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of:
(A)    $450 million, and

(B)    the sum of (x) 87.5% of the amounts of all accounts receivable owned by the Issuer and its Restricted Subsidiaries at the end of the most recent fiscal quarter and (y) 70% of the amounts of all inventory owned by the Issuer and its Restricted Subsidiaries at the end of the most recent fiscal quarter, in each case plus (in the case of any Refinancing) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred in connection with the Refinancing, less the aggregate principal amount of Indebtedness Incurred under Section 4.03(b)(15) hereof then outstanding;
(2)    Indebtedness owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness to a Person other than the Issuer or any Restricted Subsidiary shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee;
(3)    the Notes (other than any Additional Notes), including in each case any Guarantee thereof by a Subsidiary Guarantor;
(4)    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this Section 4.03(b));
(5)    Indebtedness (i) of the Issuer or any Restricted Subsidiary Incurred or issued to finance the acquisition by the Issuer or the Restricted Subsidiary of any Person, property or assets or (ii) of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or any Restricted Subsidiary in accordance with the terms of this Indenture; provided that, on the date of such acquisition and after giving pro forma effect thereto, (A) the Issuer would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) hereof or (B) the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries would have been equal to or greater than the Consolidated Coverage Ratio immediately prior to such acquisition, merger or consolidation;
(6)    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.03(a) hereof or pursuant to clause (3), (4), (5) or (19) of this Section 4.03(b) or this clause (6);
(7)    Hedging Obligations that are Incurred for bona fide hedging purposes of the Issuer and its Restricted Subsidiaries (and not for speculative purposes) and Permitted Bank Product Obligations;
(8)    Obligations in respect of customs, stay, appeal, performance, bid and surety bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by or on behalf of the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;
(9)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(10)    (i) Indebtedness consisting of the Guarantee of a Guarantor, (ii) any guarantee by the Issuer or any Guarantor of Indebtedness (other than any Indebtedness Incurred by a Restricted Subsidiary that is not a Guarantor pursuant to Section 4.03(b) (5), (15) or (16) hereof) of any of the Issuer or its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, and (iii) the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Restricted Subsidiary that is not a Guarantor; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Indebtedness of the borrower then any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Indebtedness of the Person Guaranteeing such Indebtedness;
(11)    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;
(12)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;
(13)    Indebtedness consisting of Guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Issuer or a Restricted Subsidiary for the purpose of permitting such Persons to purchase Capital Stock of the Issuer or any Parent Entity of the Issuer, as the case may be, in an amount not to exceed $5.0 million at any one time outstanding;
(14)    Purchase Money Indebtedness Incurred by the Issuer or a Restricted Subsidiary, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount that, when added together with the amount of Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed the greater of (A) $100.0 million or (B) 5% of Total Assets at the date of determination;

(15)    Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Issuer or any other Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (15) and then outstanding does not exceed, when aggregated with all Indebtedness outstanding under clause (3) of this Section 4.03(b), the maximum amount permitted under clause (1) of this Section 4.03(b);
(16)    Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount that, when added together with the amount of Indebtedness Incurred pursuant to this clause (16) and then outstanding, does not exceed $25.0 million;
(17)    Indebtedness of the Issuer or of any Subsidiary Guarantor in an aggregate principal amount that, when taken together with all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, does not exceed the greater of (A) $100.0 million or (B) 5% of Total Assets at the date of determination;
(18)    [reserved];
(19)    Indebtedness of the Issuer or any Restricted Subsidiary up to an amount equal to 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) since the Issue Date; provided, however, that any such Net Cash Proceeds that are so received (i) shall be excluded for purposes of making Restricted Payments under Section 4.04(a)(3)(B) hereof and Sections 4.04(b)(1) and (b)(3) hereof and (ii) shall not constitute Excluded Contributions;
(20)    Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(21)    Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities in a principal amount not in excess of the stated amount of such letter of credit;
(22)    Indebtedness of the Issuer or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease or to satisfy and discharge all of the Notes pursuant to Article 8; and
(23)    Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

(c)    For purposes of determining compliance with this Section 4.03:
(1)    any Indebtedness outstanding under the Credit Agreement on the Issue Date shall be treated as Incurred under clause (1) of paragraph (b) above;
(2)    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, shall classify such item of Indebtedness or any portion thereof at the time of Incurrence, and may later reclassify such item of Indebtedness or any portion thereof (other than as set forth in clause (c)(1) above), and shall only be required to include the amount and type of such Indebtedness in one of the above clauses;
(3)    the Issuer shall be entitled to divide and classify (and reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above; and
(4)    notwithstanding anything in this Section 4.03 to the contrary, in the case of any Indebtedness incurred to Refinance Indebtedness initially incurred in reliance on a clause of Section 4.03(b) measured by reference to a percentage of Total Assets, accounts receivable or inventory at the time of Incurrence, if such Refinancing would cause the percentage of Total Assets, accounts receivable or inventory restriction to be exceeded if calculated based on the percentage of Total Assets, accounts receivable or inventory on the date of such refinancing, such percentage of Total Assets, accounts receivable or inventory restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such Refinancing.
(d)    For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.
(e)    The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.03, Guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as they were Incurred by a Person that could have Incurred such Indebtedness pursuant to this Section 4.03.
(f)    For all purposes under this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.
SECTION 4.04.    LIMITATION ON RESTRICTED PAYMENTS.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:
(1)    a Default shall have occurred and be continuing (or would result therefrom);
(2)    the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a) hereof; or
(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (including Restricted Payments made pursuant to Section 4.04(b)(2), but excluding all other Restricted Payments permitted by Section 4.04(b)) would exceed the sum of (without duplication):
(A)    $100 million plus 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2020 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
(B)    100% of the aggregate Net Cash Proceeds, and 100% of the aggregate Net Fair Market Value of property other than cash, in each case received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) Excluded Contributions, (ii) an issuance or sale to the Issuer or a Subsidiary of the Issuer, (iii) an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees and (iv) any Net Cash Proceeds used to Incur Indebtedness under Section 4.03(b)(19)) and 100% of any cash capital contribution (other than Excluded Contributions), and 100% of the fair market value of a capital contribution of property other than cash, in each case received by the Issuer from its equity holders subsequent to the Issue Date; plus
(C)    the amount by which Indebtedness (other than Indebtedness owed to the Issuer or any of its Subsidiaries) of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair market value of any other property, distributed by the Issuer upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to the Issuer or to a Subsidiary of the Issuer or to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); plus
(D)    100% of the aggregate amount received in cash by the Issuer or any Restricted Subsidiary and the fair market value of property other than cash received by the Issuer or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:
(i)    the sale or other disposition (other than to the Issuer or any of its Subsidiaries) of Investments (other than Permitted Investments) made by the Issuer or any of its Restricted Subsidiaries and from repurchases and redemptions of such Investments (other than Permitted Investments) from the Issuer or any of its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances that constituted Investments (other than Permitted Investments) (except in each case to the extent the Investment was made pursuant to Section 4.04(b) hereof); and
(ii)     dividend or distribution from an Unrestricted Subsidiary (solely to the extent not otherwise included in Consolidated Net Income); plus
(E)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case subsequent to the Issue Date, the fair market value of the Investment of the Issuer or such Restricted Subsidiary in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (except in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b) hereof or constituted a Permitted Investment).
The fair market value of property other than cash covered by clauses (3)(B), (C), (D) and (E) above shall be determined in good faith by the Issuer.
(b)    The provisions of Section 4.04(a) hereof shall not prohibit:
(1)    any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Issuer from its equity holders; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.03(a)(3)(B) hereof shall not constitute Excluded Contributions or be used to Incur Indebtedness pursuant to Section 4.03(b)(19) hereof;
(2)    dividends or other distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or other distribution would have complied with this Section 4.04;
(3)    so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Issuer, any Parent Entity of the Issuer or any of its Subsidiaries from any of their employees, former employees, officers, former officers, directors, former directors, consultants or former consultants (or permitted transferees of such employees, former employees, officers, former officers, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer or any Parent Entity of the Issuer, as the case may be, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $25.0 million in any calendar year; provided further that such amount in any calendar year may be increased by (i) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date and (ii) the aggregate cash proceeds received by the Issuer (or any direct or indirect parent of the Issuer to the extent the proceeds are contributed to the common equity capital of the Issuer) during that calendar year from any re-issuance of Capital Stock by the Issuer (or any Parent Entity of the Issuer) to employees, officers, directors or consultants of the Issuer and its Restricted Subsidiaries (provided that such aggregate cash proceeds received upon re-issuance shall be excluded for purposes of making Restricted Payments under Section 4.04(a)(3)(B) and Section 4.04(b)(1) hereof and shall not constitute Excluded Contributions or be used to Incur Indebtedness under Section 4.03(b)(19) hereof, less any amount previously applied to the payment of Restricted Payments pursuant to this Section 4.04(b)(3);
(4)    the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03 hereof; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);
(5)    repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants or similar stock-based instruments if such Capital Stock represents a portion of the exercise price of such options or in connection with a gross-up or tax withholding related to such Capital Stock;

(6)    cash payments in lieu of the issuance of fractional shares or limited liability company units in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any Parent Entity of the Issuer or in connection with a merger, consolidation, amalgamation or other combination involving the Issuer or any Parent Entity of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04 (as determined in good faith by the Board of Directors of the Issuer);
(7)    in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;
(8)    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 4.03(b)(2) hereof; provided, however, that no Default has occurred and is continuing or otherwise would result therefrom;
(9)    the acquisition or retirement of Disqualified Stock of the Issuer (other than from the Issuer or any of its Subsidiaries), either:
(A)    solely in exchange for shares of Disqualified Stock of such Person; or
(B)    through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of such Person (other than Disqualified Stock issued or sold to the Issuer or any of its Subsidiaries, or an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees or another Person to the extent such sale is financed by loans to such Person from or guaranteed by the Issuer or any of its Subsidiaries, unless such loans have been repaid with cash on or prior to the date of determination) (“Refinancing Disqualified Stock”); provided that:
(i)    the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise, earlier than the Disqualified Stock being acquired;
(ii)    the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of “Indebtedness”); and

(iii)    if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock shall be issued only by such Restricted Subsidiary;
(10)    payments or distributions by the Issuer or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger, amalgamation or acquisition consummated on or after the Issue Date and not prohibited by this Indenture;
(11)    Restricted Payments that are made with Excluded Contributions;
(12)    the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, Incurred in accordance with this Indenture so long as:
(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Obligations being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium to be paid, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;
(B)    such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Obligations so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;
(C)    such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Obligations being so redeemed, repurchased, defeased, acquired or retired; and
(D)    such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Obligations being so redeemed, repurchased, defeased, acquired or retired;
(13)    Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed $125.0 million; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and
(14)    any Restricted Payments so long as the Consolidated Leverage Ratio, at the time of each such Restricted Payment, after giving pro forma effect to such Restricted Payment, is no greater than 3.50 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom).

For purposes of Sections 4.04(b)(1) and 4.04(b)(9)(B) hereof, a Restricted Payment shall be deemed to have been made substantially concurrently with a sale, contribution or Incurrence, as the case may be, if made or irrevocably committed to within 60 days of such sale, contribution or Incurrence.
For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is permitted pursuant to Section 4.04(a), the Issuer shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.04.
SECTION 4.05.    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (b) make any loans or advances to the Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except:
(1)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement);
(2)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred or Capital Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred or Capital Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer or any Restricted Subsidiary) and outstanding on such date;
(3)    any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary and Receivables and Related Assets;
(4)    any encumbrance or restriction arising by reason of applicable law, rule, regulation or order;
(5)    restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;
(6)    any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(7)    any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions impose restrictions of the type described in clause (c) above on the lease or the property leased thereunder;
(8)    Secured Indebtedness otherwise permitted to be Incurred under the terms of this Indenture that restricts the transfer of the assets securing such Indebtedness;
(9)    Purchase Money Indebtedness Incurred in compliance with Section 4.03 hereof;
(10)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such joint venture or similar Person;
(11)    any encumbrance or restriction contained in any Indebtedness Incurred by a Foreign Subsidiary in compliance with this Indenture that applies only to such Foreign Subsidiary;
(12)    any encumbrance or restriction contained in any Indebtedness Incurred by the Issuer or a Restricted Subsidiary subsequent to the Issue Date pursuant to Section 4.03(b)(5), (7), (12), (17), (19) or (22) hereof; and
(13)    agreements governing other Indebtedness permitted to be Incurred under Section 4.03; provided that the restrictions therein will not materially adversely impact the Issuer’s ability to make required principal or interest payments on the Notes (as determined by the Issuer in good faith);
(14)    Permitted Liens;
(15)    any restriction on cash or other deposits or net worth imposed by customers, licensors or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and
(16)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments or refinancings are, in the good faith judgment of the Board of Directors of the Issuer, not materially more restrictive as a whole with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment or refinancing.
SECTION 4.06.    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:
(1)    the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration and including by way of relief from, or by any Person assuming responsibility for, any liabilities, contingent or otherwise) of the shares and assets subject to such Asset Disposition, (i) if such fair market value exceeds $25.0 million, as determined in good faith by the Board of Directors of the Issuer or (ii), if such fair market value is equal to or less than $25.0 million, as determined in good faith by an Officer of the Issuer;
(2)    in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary from such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), is in the form of cash or Cash Equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:
(A)    to the extent the Issuer or such Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay, redeem or purchase Indebtedness under any Credit Facility (and, in the case of revolving indebtedness under any Credit Facility, to correspondingly reduce commitments with respect thereto) and Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Issuer), in each case within 450 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
(B)    to the extent the Issuer or such Restricted Subsidiary, as the case may be, elects, to acquire Additional Assets within 450 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and/or
(C)    to the extent the Issuer or such Restricted Subsidiary, as the case may be, elects, to prepay, repay or purchase Pari Passu Indebtedness; provided that, if the Issuer prepays, repays or purchases Pari Passu Indebtedness pursuant to this clause (C), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under paragraph 5 of the Notes, through open-market purchases or by making an offer (in accordance with the procedures set forth in this Section 4.06 for an Asset Disposition Offer) to all Holders;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

The amount of any Net Available Cash that is not applied or invested as provided in the preceding paragraph within 450 days after receipt thereof shall constitute “Excess Proceeds”.
Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash shall be invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.
For the purposes of this Section 4.06(a), the following are deemed to be cash or Cash Equivalents:
(1)    the assumption or discharge of Indebtedness of the Issuer or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;
(2)    securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted within 90 days by the Issuer or such Restricted Subsidiary into cash, to the extent of cash received in that conversion; and
(3)    any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in an Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) (unless such Designated Non-cash Consideration has been converted into cash, which cash shall be treated after such conversion as Net Available Cash), not to exceed 7.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(b)    On the 450th day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds $50.0 million in the aggregate in such fiscal year (without carryover of any lower amounts to subsequent fiscal years), the Issuer shall within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer shall select the securities to be purchased on a pro rata basis but in round denominations, which will be denominations of $1,000 principal amount or multiples thereof.

(c)    Promptly, and in any event within 10 days after the Issuer becomes obligated to make an Asset Disposition Offer, the Issuer shall deliver to the Trustee and deliver, electronically or by first-class mail to each Holder, a notice at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, stating that the Holder may elect to have its Notes purchased by the Issuer either in whole or in part (subject to prorating as described in Section 4.06(b) hereof) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer, together with the information contained in clause (3) below.
(1)    Not later than the date upon which written notice of an Asset Disposition Offer is delivered to the Trustee as provided below, the Issuer shall deliver to the Trustee an Officer’s Certificate as to (A) the amount of the Asset Disposition Offer (the “Offer Amount”), including information as to any other Pari Passu Indebtedness included in the Asset Disposition Offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Asset Disposition Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.06(a) and (b) hereof. On such date, the Issuer shall also irrevocably deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust) in cash or Cash Equivalents, maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. If the Asset Disposition Offer includes other Pari Passu Indebtedness, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements reasonably satisfactory to the Trustee. Upon the expiration of the period for which the Asset Disposition Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof which have been properly tendered to and are to be accepted by the Issuer. The Trustee shall, on the Purchase Date, mail or deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Issuer to the Trustee is less than the Offer Amount applicable to the Notes, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period.
(2)    Holders electing to have a Note purchased shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than two Business Days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(3)    At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.06. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor, including in accordance with the procedures of the Depositary, to the surrendering Holder.
(d)    Upon completion of such an Asset Disposition Offer, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer (regardless of the amount of Notes tendered in such offer) and the Issuer may use such amounts for any purpose not prohibited by this Indenture. Additionally, the Issuer may, at its option, make an Asset Disposition Offer using proceeds from any Asset Sale at any time after the consummation of such Asset Sale. Upon consummation or expiration of any such offer, any remaining Net Available Cash shall not be deemed Net Available Cash and the Issuer may use such amounts for any purpose not prohibited by this Indenture.
(e)    To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.
(f)    Notwithstanding any other provisions of this Section 4.06, (i) to the extent that any of or all the Net Available Cash of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.06 so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 4.06 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Issuer, any Restricted Subsidiary or any of their respective Affiliates and/or equity owners would incur a tax liability, including a taxable dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected will not be required to be applied in compliance with this Section

4.06. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.
(g)    To the extent applicable, the Issuer will comply with the requirements of Section 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.06 by virtue of its compliance with such securities laws or regulations.
(h)    The provisions of this Indenture relative to the Issuer’s obligation to make an Asset Disposition Offer as a result of an Asset Sale may be waived or modified with the written consent of the Holders in a majority of principal amount of the outstanding Notes.
SECTION 4.07.    LIMITATION ON AFFILIATE TRANSACTIONS.
(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:
(1)    the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person that is not an Affiliate; and
(2)    if such Affiliate Transaction involves an amount in excess of $15.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Issuer (and, if any, a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction), have determined in good faith that the criteria set forth in clause (1) above are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors.
(b)    The provisions of Section 4.07(a) hereof shall not prohibit:
(1)    any Permitted Investment or Restricted Payment, in each case permitted to be made pursuant to Section 4.04 hereof;
(2)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer;
(3)    the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries or any Parent Entity of the Issuer who are not employees of the Issuer or its Restricted Subsidiaries and reasonable payments for indemnification to directors and officers of the Issuer and its Restricted Subsidiaries or any Parent Entity of the Issuer;

(4)    any transaction with the Issuer, a Restricted Subsidiary or joint venture or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
(5)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer or any contribution to the capital of the Issuer;
(6)    any agreement as in effect on the Issue Date and described in the Offering Memorandum under the heading “Certain Relationships and Related Party Transactions” or any renewals or extensions of any such agreement (so long as such renewals or extensions are not, taken as a whole, materially less favorable to the Holders as determined by the Board of Directors of the Issuer in its reasonable good faith judgment) and the transactions contemplated thereby;
(7)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party;
(8)    any transaction effected as part of a Qualified Receivables Transaction;
(9)    [reserved];
(10)    [reserved];
(11)    any Affiliate Transaction in which the Issuer receives a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries or is not less favorable to the Issuer and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person that was not an Affiliate;
(12)    investments by an Affiliate in securities of the Issuer or any of its Subsidiaries so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investments by all Affiliates in the aggregate constitute less than 5.0% of the proposed issue amount of such securities;
(13)    transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business that are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the transaction in arm’s-length dealings with a Person that is not an Affiliate;
(14)    any contributions to the common equity capital of the Issuer;
(15)    [reserved]; and
(16)    transactions between the Issuer or any of its Restricted Subsidiaries and any Person, the sole affiliation with the Issuer or any of its Restricted Subsidiaries of which is that a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer on any matter involving such other Person.
SECTION 4.08.    [RESERVED].
SECTION 4.09.    CHANGE OF CONTROL.
(a)    Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.09(b) hereof. In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the purchase of Notes following such Change of Control, then prior to the delivery of the notice to Holders provided for in Section 4.09(b) below but in any event within 30 days following any Change of Control, the Issuer shall (1) repay in full all such Indebtedness or (2) obtain the requisite consents under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided in Section 4.09(b) hereof. If the Issuer cannot repay such Indebtedness or obtain such consents, the Issuer will remain prohibited from purchasing the Notes under this Section 4.09.
(b)    Within 30 days following any Change of Control, the Issuer shall deliver electronically or by first-class mail a notice to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, with a copy to the Trustee (the “Change of Control Offer”), stating:
(1)    that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2)    the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);
(3)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and
(4)    the instructions, as determined by the Issuer, consistent with this Section 4.09, that a Holder must follow in order to have its Notes purchased.
(c)    Holders electing to have a Note purchased shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee receives or the Issuer receives, not later than two Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased.
(d)    On the purchase date, all Notes purchased by the Issuer under this Section 4.09 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
(e)    Notwithstanding the foregoing provisions of this Section, the Issuer shall not be required to make a Change of Control Offer with respect to the Notes following a Change of Control if (1) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) a notice of redemption of all of the Notes has been given pursuant to this Indenture in accordance with paragraph 5 of the Notes, unless and until there has been a default in payment of the applicable redemption price, or (3) the Issuer’s obligations under this Indenture are defeased or discharged pursuant to Article 8 on or promptly following a Change of Control. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(f)    The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue of their compliance with such securities laws or regulations.
(g)    The provisions of this Indenture relative to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding Notes.
SECTION 4.10.    LIMITATION ON LIENS. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of their respective properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.
Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
SECTION 4.11.    [RESERVED].

SECTION 4.12.    FUTURE GUARANTORS. At any time that any Indebtedness under any Credit Agreement is outstanding, the Issuer shall cause each of its Restricted Subsidiaries (other than any Foreign Subsidiary) that Incurs (including by Guarantee) any Indebtedness under any Credit Agreement, in each case, within five Business Days of such Incurrence, to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture. At any time that no Indebtedness under any Credit Agreement is outstanding, the Issuer shall cause each of its Restricted Subsidiaries (other than any Foreign Subsidiary) that Incurs (including by Guarantee) any Indebtedness in a principal amount outstanding in excess of $25.0 million (other than Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(2), (3), (7), (8), (9), (11), (12), (13) or (15) hereof), and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness in a principal amount outstanding in excess of $25.0 million (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), in each case, within five Business Days of such Incurrence, to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture. Notwithstanding the foregoing, this Section 4.12 shall not apply to any Receivables Subsidiary.
SECTION 4.13.    [RESERVED].
SECTION 4.14.    COMPLIANCE CERTIFICATE. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer such Officer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If the Officer does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.
SECTION 4.15.    FURTHER INSTRUMENTS AND ACTS. Upon the reasonable request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.16.    COVENANT SUSPENSION. If at any time following the date of this Indenture:
(a)    the Notes have Investment Grade Ratings from both Rating Agencies; and
(b)    no Default or Event of Default shall have occurred and be continuing, then, beginning on that date (the “Suspension Date”) and subject to the provisions of this Section 4.16, the following covenants (the “Suspended Covenants”) will be immediately suspended:
(1)    Section 4.03;
(2)    Section 4.04;
(3)    Section 4.05;

(4)    Section 4.06;
(5)    Section 4.07;
(6)    Section 4.12; and
(7)    Section 5.01(a)(3).
Notwithstanding the foregoing, if the rating assigned by either such Rating Agency should subsequently decline and the Notes cease to have Investment Grade Ratings from both Rating Agencies, the foregoing covenants will be reinstated as of and from the date of such rating decline (the “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”
Calculations under the reinstated Section 4.04 will be made as if Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a). On the Reversion Date, Indebtedness Incurred during any Suspension Period will be classified initially to have been Incurred pursuant to Section 4.03(b)(4). Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with such Suspended Covenants during any Suspension Period (or upon termination of any covenant Suspension Period or after that time based solely on events that occurred during the Suspension Period). On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.07(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (a) through (c) of Section 4.05 that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under clause (1) of Section 4.05. On and after each Reversion Date, the Issuer and its Restricted Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Date or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Suspension Date or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder upon request.
No Subsidiary shall be designated as an Unrestricted Subsidiary during a Suspension Period.
Article 5
SUCCESSOR COMPANY

SECTION 5.01.    MERGER OR TRANSFER OF ASSETS.
(a)    The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of the assets of the Issuer and the Restricted Subsidiaries determined on a Consolidated Basis, to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all of the obligations of the Issuer under the Guarantees or the Notes, as applicable, and this Indenture;
(2)    immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(3)    immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a) hereof or (B) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such transaction; and
(4)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
provided, however, that clause (3) shall not be applicable to (A) the Issuer or any Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or a Wholly Owned Subsidiary (so long as no Capital Stock of the Issuer or such Wholly Owned Subsidiary is distributed to any Person) or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.
For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries determined on a Consolidated Basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries.
The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, such Person under this

Indenture, and the predecessor Person, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
(b)    The Issuer shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:
(1)    the Subsidiary Guarantor (A) has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (B) as a result of the disposition of all or a portion of its Capital Stock, has ceased to be a Subsidiary of the Issuer, in both cases, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee to the effect that the Issuer will comply with its obligations under Section 4.06 hereof in respect of such disposition; or
(2)    (A) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia; (B) such Person shall expressly assume, by a Guarantee Agreement, all the obligations of such Subsidiary, if any, under its Guarantee; (C) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (D) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, comply with this Indenture;
provided, however, that this Section 5.01 shall not be applicable to any Guarantor consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or a Guarantor.
Article 6
DEFAULTS AND REMEDIES

SECTION 6.01.    EVENTS OF DEFAULT. An “Event of Default” occurs if:
(1)    the Issuer defaults in the payment of interest on the Notes when due, and such default continues for 30 days;
(2)    the Issuer defaults in the payment of the principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;
(3)    the Issuer fails to comply with its obligations under Section 5.01;

(4)    the Issuer fails to comply for 30 days after the notice specified below with any of its obligations under Section 4.09 hereof (other than a failure to purchase the Notes);
(5)    the Issuer or any Guarantor fails to comply for 60 days after the notice specified below with its other agreements with respect to the Notes contained in this Indenture;
(6)    Indebtedness of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million;
(7)    the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(A)    commences a voluntary case;
(B)    consents to the entry of an order for relief against it in an involuntary case;
(C)    consents to the appointment of a Custodian of it or for any substantial part of its property;
(D)    makes a general assignment for the benefit of its creditors; or
(E)    takes any comparable action under any foreign laws relating to insolvency;
(8)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Issuer or any Significant Subsidiary, in an involuntary case;
(B)    appoints a Custodian of the Issuer, any Significant Subsidiary or for any substantial part of its property;
(C)    orders the winding up or liquidation of the Issuer or any Significant Subsidiary; or
(D)    any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
(9)    any judgment or decree for the payment of money in excess of $25.0 million is entered against the Issuer, a Guarantor or any Significant Subsidiary, and remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or stayed; or

(10)    any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee.
The term “Bankruptcy Law” means Title 11, UNITED STATES CODE, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
A Default under clauses (4) and (5) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (6), (9) or (10) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), (5) or (9), its status and what action the Issuer is taking or proposes to take with respect thereto.
SECTION 6.02.    ACCELERATION.
(a)    If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) hereof with respect to the Issuer) occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes, by notice to the Issuer and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) hereof with respect to the Issuer occurs and is continuing, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
(b)    In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(6) hereof (excluding any resulting payment default under this Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(6) hereof have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.03.    OTHER REMEDIES. If an Event of Default occurs and is continuing and has not otherwise been waived in accordance with Section 6.04 or 9.02, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
SECTION 6.04.    WAIVER OF PAST DEFAULTS. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including consents obtained in connection with a tender offer or exchange for the Notes) an existing Default or Event of Default and its consequences under this Indenture except (i) a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes, (ii) a Default arising from the failure to redeem or purchase any Notes when required pursuant to this Indenture or (iii) a Default in respect of a provision that under Section 9.02 hereof cannot be amended without the consent of each Holder affected. When a Default is waived it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION 6.05.    CONTROL BY MAJORITY. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 hereof, that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Article 6, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
SECTION 6.06.    LIMITATION ON SUITS. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Noteholder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)    such Holder has previously given to the Trustee written notice that an Event of Default is continuing;
(2)    the Holders of at least 25% in principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders have offered to the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with such request during such 60-day period.
A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder. In the event that the Definitive Notes (as defined in Appendix A) are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note (as defined in Appendix A) to issue such Definitive Notes to such beneficial owner or its nominee, the Issuer expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.
SECTION 6.07.    RIGHTS OF HOLDERS TO RECEIVE PAYMENT. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of or to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08.    COLLECTION SUIT BY TRUSTEE. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07 hereof.
SECTION 6.09    TRUSTEE MAY FILE PROOFS OF CLAIM. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07 hereof.
SECTION 6.10.    PRIORITIES. If the Trustee collects any money or property with respect the Notes pursuant to this Article 6, it shall pay out the money or property in the following order:
FIRST:        to the Trustee for amounts due under Section 7.07 hereof;
SECOND:    to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD:    to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section. At least 15 days before such record date, the Issuer shall deliver to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION 6.11.    UNDERTAKING FOR COSTS. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in aggregate principal amount of the Notes.
SECTION 6.12.    WAIVER OF STAY OR EXTENSION LAWS. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
Article 7
TRUSTEE

SECTION 7.01.    DUTIES OF TRUSTEE.
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section;
(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.
(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(h)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.
SECTION 7.02.    RIGHTS OF TRUSTEE.
(a)    The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)    The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
SECTION 7.03.    INDIVIDUAL RIGHTS OF TRUSTEE. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 hereof. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee shall (i) eliminate such conflict within 90 days of acquiring such conflicting interest, or (ii) resign.
SECTION 7.04.    TRUSTEE’S DISCLAIMER. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any offering memorandum or other disclosure material prepared or distributed with respect to the issuance of the Notes. The Issuer shall not be deemed an agent of the Trustee, Registrar or Paying Agent for any purpose, and the Trustee, Registrar and Paying Agent shall not be responsible for the compliance of any of them with their respective duties hereunder.
SECTION 7.05.    NOTICE OF DEFAULTS. If a Default occurs, is continuing and is known to the Trustee, the Trustee shall deliver to each Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is not opposed to the interests of the Noteholders.
SECTION 7.06.    [RESERVED].
SECTION 7.07.    COMPENSATION AND INDEMNITY. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees) incurred by it in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer needs not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.
To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.
The Issuer’s payment obligations pursuant to this Section shall survive the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) hereof with respect to the Issuer, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
SECTION 7.08.    REPLACEMENT OF TRUSTEE. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s consent, which consent shall not be unreasonably withheld. The Issuer shall remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10 hereof;
(2)    the Trustee is adjudged bankrupt or insolvent;
(3)    a receiver or other public officer takes charge of the Trustee or its property; or
(4)    the Trustee otherwise becomes incapable of acting.
If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes, and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07 hereof.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10 hereof, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    SUCCESSOR TRUSTEE BY MERGER. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
SECTION 7.10.    ELIGIBILITY; DISQUALIFICATION. This Indenture shall always have a Trustee that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If this Indenture is qualified under the TIA, this Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a) and the Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.
SECTION 7.11.    [RESERVED].
Article 8
DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.    DISCHARGE OF LIABILITY ON NOTES; DEFEASANCE.
(a)    When (1) the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07 hereof) for cancellation or (2) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of the notice of redemption pursuant to Article 3 hereof, and, in the case of clause (2), the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07 hereof), and if in either case the Issuer pays all other sums payable hereunder by the Issuer with respect to the Notes, then this Indenture shall, subject to Section 8.01(c) hereof, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.
(b)    Subject to Sections 8.01(c) and 8.02 hereof, the Issuer at any time may terminate (1) all its obligations under the Notes and this Indenture (“legal defeasance option”) or (2) their obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10 and 4.12 and the operation of Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) and 6.01(9) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries and Guarantors) and the limitations contained in Section 5.01(a)(3) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) or 6.01(9) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) or because of the failure of the Issuer to comply with Section 5.01(a)(3). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, shall be released from all its obligations with respect to its Guarantee of the Notes.
Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.
(c)    Notwithstanding clauses (a) and (b) above, the Issuer’s obligations with respect to the Notes in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 hereof and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.
SECTION 8.02.    CONDITIONS TO DEFEASANCE. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:
(1)    the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Notes to maturity or redemption, as the case may be;
(2)    the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;
(3)    the Issuer delivers to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer or any Guarantor or with the intent of defeating hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others;
(4)    the deposit does not constitute a default under any other agreement binding on the Issuer;
(5)    in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;
(6)    in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and
(7)    the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been complied with.
Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.
SECTION 8.03.    APPLICATION OF TRUST MONEY. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.
SECTION 8.04.    REPAYMENT TO ISSUER. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them at any time.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money must look to the Issuer for payment as general creditors.
SECTION 8.05.    INDEMNITY FOR GOVERNMENT OBLIGATIONS. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.06.    REINSTATEMENT. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture with respect to the Notes, each Guarantee of the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
Article 9
AMENDMENTS

SECTION 9.01.    WITHOUT CONSENT OF HOLDERS. The Issuer, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder of Notes:
(1)    to cure any ambiguity, omission, defect or inconsistency (including conforming this Indenture to the description contained in the Offering Memorandum under the heading “Description of Notes”);
(2)    to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under this Indenture to comply with Article 5;
(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4)    to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;
(5)    to add to the covenants of the Issuer or a Guarantor for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Issuer or a Guarantor;

(6)    to make any change that does not adversely affect the rights of any Holder of the Notes; or
(7)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
Upon the request of the Issuer and upon receipt by the Trustee of the documents described in Sections 9.06 and 11.04 hereof, the Trustee will join with the Issuer and the Guarantors (to the extent the amended or supplemental indenture relates to a Guarantee) in the execution of an amended or supplemental indenture or other amendment unless such amended or supplemental indenture or other amendment affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other amendment.
After an amendment under this Section becomes effective, the Issuer shall deliver to the Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
SECTION 9.02.    WITH CONSENT OF HOLDERS. The Issuer, the Guarantors and the Trustee may amend this Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions of the Notes may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not:
(1)    reduce the amount of such Notes whose Holders must consent to an amendment;
(2)    reduce the rate of or extend the time for payment of interest on any such Note;
(3)    reduce the principal of or change the Stated Maturity of any such Note (other than the provisions described in Sections 4.06 and 4.09);
(4)    reduce the premium payable on any Note or change the time at which any Note may be redeemed (other than the provisions with respect to minimum required notice of redemption);
(5)    make any such Note payable in money other than that stated in the Note;
(6)    impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)    waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);
(8)    make any change in the amendment or waiver provisions that require each Holder’s consent;
(9)    make any change in the ranking or priority of any such Note that would adversely affect the Holders of Notes.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
Upon the request of the Issuer and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.06 and 11.04 hereof, the Trustee will join with the Issuer and the Guarantors (to the extent the amended or supplemental indenture relates to a Guarantee) in the execution of such amended or supplemental indenture or amendment unless such amended or supplemental indenture or amendment to this Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other amendment.
SECTION 9.03.    [RESERVED].
SECTION 9.04.    REVOCATION AND EFFECT OF CONSENTS AND WAIVERS.
(a)    A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
(b)    The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.    NOTATION ON OR EXCHANGE OF NOTES. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
SECTION 9.06.    TRUSTEE TO SIGN AMENDMENTS. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.
SECTION 9.07.    PAYMENT FOR CONSENT. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders of Notes and is paid to all Holders of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Article 10
NOTE GUARANTEES

SECTION 10.01.    GUARANTEES.
(a)    Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder of Notes and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Indenture with respect to the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture with respect to the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation. For the avoidance of doubt, any Person that becomes a Guarantor after the Issue Date shall not be liable for the Guaranteed Obligations until the execution and delivery of a supplemental indenture by each of the parties thereto.
(b)    Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06 hereof, any change in the ownership of such Guarantor.
Each Guarantor further agrees that its Guarantee in respect of the Notes herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(c)    Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06 hereof, the obligations of each Guarantor of Notes hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor in respect of Notes herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
(d)    Each Guarantor further agrees that its Guarantee in respect of the Notes herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.
(e)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Issuer to the Holders of the Notes and the Trustee.
(f)    Each Guarantor of Notes agrees that it shall not be entitled to any right of subrogation in respect of any Obligations guaranteed hereby until payment in full of all

Guaranteed Obligations. Each Guarantor of Notes further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.
(g)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.
SECTION 10.02.    LIMITATION ON LIABILITY. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 10.03.    SUCCESSORS AND ASSIGNS. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 10.04.    NO WAIVER. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
SECTION 10.05.    MODIFICATION. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 10.06.    RELEASE OF GUARANTOR. A Subsidiary Guarantor shall be released automatically from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.07 hereof) upon:
(1)    the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a

Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary of the Issuer; or
(2)    the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;
provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Issuer or a Subsidiary of the Issuer, (ii) such sale or disposition is otherwise permitted by this Indenture and (iii) the Issuer provides an Officer’s Certificate to the Trustee to the effect that the Issuer shall comply with its obligations under Section 4.06 hereof in respect of such disposition. The Guarantee of a Subsidiary Guarantor also shall be automatically released:
(1)    upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;
(2)    at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to Section 4.12 hereof (other than the Notes and Guarantees thereof); or
(3)    if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture or the Issuer exercises its covenant defeasance option or legal defeasance option in accordance with this Indenture.
At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.
SECTION 10.07.    CONTRIBUTION. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
SECTION 10.08.    EXECUTION AND DELIVERY OF GUARANTEE. To evidence its Guarantee set forth in Article 10 hereof, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit B hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee. Subject to Section 10.06 hereof, each Guarantor hereby agrees that its Guarantee set forth in Article 10 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
Article 11
MISCELLANEOUS

SECTION 11.01.    [RESERVED].

SECTION 11.02.    NOTICES. Any notice or communication shall be in writing and delivered in person, sent by facsimile, sent by electronic mail, delivered by commercial courier service or mailed by first-class mail addressed as follows:
if to the Issuer or any Guarantor:
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702
Facsimile: (208) 384-6566
Attention: Wayne Rancourt, Chief Financial Officer

with a copy to:
Perkins Coie LLP
1201 Third Avenue Suite 4900
Seattle, WA 98101-3099
Facsimile: (206) 359-9577
Attention: Andrew Bor

if to the Trustee:
U.S. Bank National Association
170 South Main Street, Suite 200
Salt Lake City, UT 84101
Facsimile: (801) 534-6013
Attention: Global Corporate Trust

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar or delivered in accordance with the procedures of the Depositary and shall be sufficiently given if so mailed or delivered within the time prescribed.
Failure to mail or deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed or delivered in the manner provided above, it is duly given, whether or not the addressee receives it.
SECTION 11.03.    [RESERVED].
SECTION 11.04.    CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:
(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any,

provided for in this Indenture relating to the proposed action have been complied with; and
(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
SECTION 11.05.    STATEMENTS REQUIRED IN CERTIFICATE OR OPINION. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(1)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(4)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
SECTION 11.06.    WHEN NOTES DISREGARDED. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or its Affiliates shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 11.07.    RULES BY TRUSTEE, PAYING AGENT AND REGISTRAR. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar and the Paying Agent may make reasonable rules for their functions.
SECTION 11.08.    LEGAL HOLIDAYS. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
SECTION 11.09.    GOVERNING LAW. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10.    NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer under the Notes or this Indenture or of such Guarantor under its Guarantee or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
SECTION 11.11.    SUCCESSORS. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.
SECTION 11.12.    MULTIPLE ORIGINALS. The parties may sign any number of copies of this Indenture. This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
SECTION 11.13.    TABLE OF CONTENTS; HEADINGS. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

BOISE CASCADE COMPANY

By: __/s/ Wayne Rancourt________________
                         Name: Wayne Rancourt
Title: EVP, CFO & Treasurer

THE GUARANTORS:

BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.
BOISE CASCADE WOOD PRODUCTS, L.L.C.
BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.

By: __/s/ Wayne Rancourt_________________
                         Name: Wayne Rancourt
Title: EVP, CFO & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: __/s/ Kim R. Galbraith_____________
Name: Kim R. Galbraith
Title: Vice President

RULE 144A/REGULATION S APPENDIX
PROVISIONS RELATING TO INITIAL NOTES
AND EXCHANGE NOTES
1.    Definitions
1.1    DEFINITIONS
For the purposes of this Appendix the following terms shall have the meanings indicated below:
“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such a Regulation S Global Note, Euroclear and Clearstream, in each case, to the extent applicable to such transaction and as in effect from time to time.
“Definitive Note” means a certificated Initial Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).
“Depositary” means The Depository Trust Company, its nominees and their respective successors.
“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.
“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Wells Fargo Securities, LLC, BofA Securities, Inc., U.S. Bancorp Investments, Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, and Citizens Capital Markets, Inc., and (2) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.
“Initial Notes” means the $400,000,000 aggregate principal amount of Notes issued on the Issue Date.
“Notes” means the 4.875% Senior Notes due 2030 issued pursuant to the Indenture, including the Initial Notes and any Additional Notes, treated as a single class.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto, and shall initially be the Trustee.
“Purchase Agreement” means (1) with respect to the Initial Notes, the Purchase Agreement dated July 13, 2020 among the Issuer, the Guarantors and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer, the guarantors party thereto and the Persons purchasing or underwriting such Additional Notes.
Appendix-1

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Restricted Notes” means the legend set forth in Section 2.3(e)(i).
“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.
1.2    OTHER DEFINITIONS

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(b)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
2.    THE NOTES.
2.1    (a) FORM AND DATING. The Notes will be offered and sold by the Issuer pursuant to a Purchase Agreement. The Notes will be resold initially only to (i) Persons reasonably believed to be QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more global notes in definitive, fully registered form (each, a “Rule 144A Global Note”); Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more global notes in fully registered form (each, a “Regulation S Global Note”), in each case without interest coupons and with the global securities legend and the restricted securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Appendix and the Indenture. Except as set forth in this Section 2.1, beneficial ownership interests in a Regulation S Global Note will not be exchangeable for interests in a Rule 144A Global Note, or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note only upon certification to the Trustee that beneficial ownership interests in such Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.
Appendix-2

Beneficial interests in Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Note first delivers to the Trustee a written certificate (in the form of the “Assignment Form” to this Appendix) to the effect that the beneficial interest in the Regulation S Global Note is being transferred to a Person (a) that the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.
    Beneficial interests in a Rule 144A Global Note may be transferred to a Person that takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form of the “Assignment Form” to this Appendix) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable) and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

The Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.
(b)    BOOK-ENTRY PROVISIONS. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.
The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b) and Section 2.2 hereof, authenticate and deliver initially one or more Global Notes in respect of Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
Appendix-3

(c)    DEFINITIVE NOTES. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
2.2    AUTHENTICATION. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $400 million of the Notes and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 2.02 of the Indenture and this Appendix, in each case upon a written order of the Issuer signed by an Officer of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.
2.3    TRANSFER AND EXCHANGE.
(a)    TRANSFER AND EXCHANGE OF DEFINITIVE NOTES. When Definitive Notes are presented to the Registrar with a request:
(x)    to register the transfer of such Definitive Notes; or
(y)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(i)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
(ii)    if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B)    if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or
(C)    if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or (y) in reliance upon another exemption from the
Appendix-4

registration requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to the Issuer as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i) hereof.
(b)    RESTRICTIONS ON TRANSFER OF A DEFINITIVE NOTE FOR A BENEFICIAL INTEREST IN A GLOBAL NOTE. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:
(i)    certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and
(ii)    written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate of the Issuer, a new Rule 144A Global Note or Regulation S Global Note, as applicable, in the appropriate principal amount.
(c)    TRANSFER AND EXCHANGE OF GLOBAL NOTES.
(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited
Appendix-5

with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
(iii)    Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4 hereof), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(iv)    In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 hereof, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.
(d)    RESTRICTIONS ON TRANSFER OF REGULATION S GLOBAL NOTES.
(i)    Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (A) to the Issuer, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (E) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.
(ii)    Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.
Appendix-6

(e)    LEGEND.
(i)    Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
    THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITY EVIDENCED HEREBY (OR ANY INTEREST OR PARTICIPATION THEREIN) MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.
    EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER
Appendix-7

APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
BY ACCEPTANCE OF THIS NOTE OR ANY INTEREST HEREIN, EACH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”) OR NON-U.S., GOVERNMENTAL OR CHURCH PLAN SUBJECT TO PROVISIONS UNDER ANY NON-U.S., STATE, LOCAL OR OTHER FEDERAL LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FOREGOING PROVISIONS OR ERISA OR THE CODE (“SIMILAR LAW”) OR (II) THE ACQUISITION AND HOLDING OF THIS NOTE BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY OF SUCH PURCHASER OR TRANSFEREE IN CONNECTION WITH THE ACQUISITION AND HOLDING OF THIS NOTE.
Each Definitive Note shall also bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
(ii)    Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legend set forth above and
Appendix-8

rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).
(v)    Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.
(f)    CANCELLATION OR ADJUSTMENT OF GLOBAL NOTE. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
(g)    NO OBLIGATION OF THE TRUSTEE.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Appendix-9

2.4    DEFINITIVE NOTES.
(a)    A Global Note deposited with the Depositary or with the Trustee as Notes Custodian for the Depositary pursuant to Section 2.1 hereof shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note and the Depositary fails to appoint a successor depositary or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee located at its principal corporate trust office in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $1,000 principal amount and any integral multiple thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1 hereto.
(c)    Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.
(d)    In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Article 6 of the Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

Appendix-10

EXHIBIT 1
to
RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]
[Restricted Notes Legend]
THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITY EVIDENCED HEREBY (OR ANY INTEREST OR PARTICIPATION THEREIN) MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED,
Appendix-11

ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.
EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
BY ACCEPTANCE OF THIS NOTE OR ANY INTEREST HEREIN, EACH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”) OR NON-U.S., GOVERNMENTAL OR CHURCH PLAN SUBJECT TO PROVISIONS UNDER ANY NON-U.S., STATE, LOCAL OR OTHER FEDERAL LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FOREGOING PROVISIONS OR ERISA OR THE CODE (“SIMILAR LAW”) OR (II) THE ACQUISITION AND HOLDING OF THIS NOTE BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL
Appendix-12

PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY OF SUCH PURCHASER OR TRANSFEREE IN CONNECTION WITH THE ACQUISITION AND HOLDING OF THIS NOTE.
[Regulation S Global Note Legend]
BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Appendix-13

CUSIP No.
[ISIN     ]
No.         $
BOISE CASCADE COMPANY
4.875% Senior Notes due 2030
Boise Cascade Company, a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [-] Dollars[, or such other sum as shall be set forth in the Schedule of Increases or Decreases in the Global Note attached hereto,]1 on July 1, 2030.
Interest Payment Dates: January 1 and July 1, beginning on January 1, 2021
Record Dates: June 15 and December 15.
Additional provisions of this Note are set forth on the other side of this Note.

1 In the case of Global Notes.
Appendix-14

IN WITNESS WHEREOF, Boise Cascade Company has caused this Note to be duly executed.
BOISE CASCADE COMPANY
By:
Name:
Title:
Dated:

Appendix-15

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
U.S. BANK NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Name:
Title:
Dated:

Appendix-16

[FORM OF REVERSE SIDE OF NOTE]

4.875 % Senior Notes due 2030
1.    INTEREST
Boise Cascade Company, a Delaware corporation (together with its successors and assigns under the Indenture hereinafter referred to, the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum, equal to 4.875%.
The Issuer will pay interest semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 20212. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 1, 20213. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
2.    METHOD OF PAYMENT
The Issuer will pay interest on the Notes (except defaulted interest) to the Persons that are registered holders of Notes at the close of business on the June 15 or December 15 immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.    PAYING AGENT AND REGISTRAR
Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
2    In the case of Initial Notes.
3    In the case of Initial Notes.
Appendix-17

4.    INDENTURE
The Issuer issued the Notes under an Indenture dated as of July 27, 2020 (the “Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
The Notes are general unsecured obligations of the Issuer. The Issuer shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Issuer and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries and incur liens. These covenants are subject to important exceptions and qualifications.
5.    OPTIONAL REDEMPTION
(a)    On and after July 1, 2025, the Issuer shall be entitled at its option at any time and from time to time to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1, 2025 of the years set forth below:

Period	Redemption Price
2025	102.438%
2026	101.625%
2027	100.813%
2028 and thereafter	100.000%

(b)    Prior to July 1, 2023, the Issuer shall be entitled at its option on one or more occasions to redeem the Notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 104.875%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that:

(1)    at least 60% of such aggregate principal amount of the Notes (including Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption; and
(2)    each such redemption occurs within 90 days of the date of the closing of such Equity Offering.
(c)    Prior to July 1, 2025, the Issuer shall be entitled on one or more occasions to redeem all or a portion of the Notes (which includes Additional Notes, if any) upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:
(1)    100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); plus
(2)    the applicable Make-Whole Amount, if any.
(d)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or an Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.
(e)    The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to make a Change of Control Offer or an Asset Disposition Offer. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.
6.    NOTICE OF REDEMPTION
Any redemption pursuant to paragraph 5 above shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
7.    REPURCHASE PROVISIONS
Upon a Change of Control, any Holder of Notes will have the right to cause the Issuer to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuer’s option, Pari Passu Indebtedness, that may be purchased out of the Excess Proceeds at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in Section 4.06 of the Indenture.
8.    GUARANTEE
The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture.
9.    DENOMINATIONS; TRANSFER; EXCHANGE
The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
10.    PERSONS DEEMED OWNERS
The registered Holder of this Note may be treated as the owner of it for all purposes.
11.    UNCLAIMED MONEY
If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.
12.    AMENDMENT, WAIVER
Subject to certain exceptions set forth in the Indenture, (a) the Indenture and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (b) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any

Holder of Notes, the Issuer, the Guarantors and the Trustee shall be entitled to amend the Indenture to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, including Subsidiary Guarantees, or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Issuer or a Guarantor, or to make any change that does not adversely affect the rights of any Holder of Notes, or to make amendments to provisions of the Indenture relating to the form and legending of the Notes.
13.    DEFAULTS AND REMEDIES
Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise, or failure by the Issuer to purchase Notes when required; (c) failure by the Issuer or any Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer, any Guarantor or any Significant Subsidiary if the amount accelerated (or so unpaid) exceeds $25 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; (f) certain judgments or decrees for the payment of money in excess of $25 million; and (g) any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms thereof) or any Guarantor denies or disaffirms its obligations under its Guarantee. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default that will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
14.    TRUSTEE DEALINGS WITH THE ISSUER
Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

15.    NO RECOURSE AGAINST OTHERS
A director, officer, employee or stockholder, as such, of the Issuer, the Guarantors or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
16.    AUTHENTICATION
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
17.    ABBREVIATIONS
Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
18.    CUSIP NUMBERS
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
19.    GOVERNING LAW.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture. Requests may be made to:
1111 West Jefferson Street, Suite 300, Boise, Idaho 83702, (fax: (208) 384-6566); Attention: Chief Financial Officer.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint [-] agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:         Your Signature:
Sign exactly as your name appears on the other side of this Note.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(d)(1)(ii) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
    to the Issuer; or
(1)        pursuant to an effective registration statement under the Securities Act of 1933; or
(2)        inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to which notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
(3)        outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or
(4)        pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.
Appendix-23

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.
______________________________
Signature
Signature Guarantee:

Signature must be guaranteed         Signature
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Appendix-24

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:         Notice: To be executed by
             an executive officer

Appendix-25

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian
Appendix-26

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 or 4.09 of the Indenture, check the box: ☐
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.09 of the Indenture, state the amount in principal amount: $[-]
Date:         Your Signature:
(Sign exactly as your name appears on the
other side of this Note.)

Signature Guarantee:
         (Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Appendix-27

EXHIBIT A
FORM OF NOTATION OF GUARANTEE
[Date]
For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture dated as of July 27, 2020 (the “Indenture”) by and among Boise Cascade Company, the guarantors named on the signature pages thereof, and U.S. Bank National Association, as trustee (the “Trustee”), (a) prompt payment of the principal of, premium, if any, and accrued and unpaid interest and defaulted interest, if any, on the Notes (as defined in the Indenture) when due, whether at maturity, by acceleration, redemption or otherwise, and the prompt payment of interest on overdue principal, premium, if any, and interest and defaulted interest, if any, on the Notes (pursuant to Section 2.11 of the Indenture), if lawful (subject in all cases to any applicable grace periods provided in the Indenture and the Notes) when due, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture and the Notes will be promptly paid in full, all in accordance with the terms of the Indenture and the Notes and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Exhibit A-1

IN WITNESS HEREOF, each Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.
THE GUARANTORS LISTED ON
SCHEDULE I ATTACHED HERETO

By:
                             Name:
                             Title:

Exhibit A-2

SCHEDULE I
GUARANTORS

[___________]

Exhibit A-3